PURCHASE AND SALE CONTRACT

                                    between

                 New England Executive Park Limited Partnership
                                      and
          John Weisz, Steve Furnary, Bruce Sirof and Charles Grossman
           as Trustees of the Nine Nominee Trusts Identified Herein,
                                   as Seller

                                      and


                       Beacon Properties, L.P., as Buyer

                             as of November 1, 1996


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                               Table of Contents

                                                                            Page

ARTICLE 1.      Description of Property                                        1

ARTICLE 2.      Sale Subject to Leases

ARTICLE 3.      Purchase Price and Payment

ARTICLE 4.      Form of Conveyance

ARTICLE 5.      Closing

ARTICLE 6.      Approvals and Conditions to Buyer's Obligations

ARTICLE 7.      Conditions to Closing

ARTICLE 8.      Default

ARTICLE 9.      Condition at Closing and Extensions

ARTICLE 10.     Entire Agreement Herein

ARTICLE 11.     Damage or Destruction: Condemnation

ARTICLE 12.     Representations and Warranties of Seller

ARTICLE 13.     Maintenance; New Leases

ARTICLE 14.     Apportionment of Taxes and Other Charges

ARTICLE 15.     Broker

ARTICLE 16.     Continuation and Survival of Representations,
                Warranties, Indemnifications and Covenants

ARTICLE 17.     Recording

ARTICLE 18.     Notices

ARTICLE 19.     Captions

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ARTICLE 20.     Successors and Assigns

ARTICLE 21.     Closing Costs

ARTICLE 22.     Governing Law

ARTICLE 23.     Multiple Counterparts

ARTICLE 24.     Representations and Warranties of Buyer

ARTICLE 25.     Post-Closing Obligations

ARTICLE 26.     Duties and Responsibilities of Escrow Agent

ARTICLE 27.     Joint and Several Liability

ARTICLE 28.     Limitation on Liability

ARTICLE 29      Like Kind Exchange

ARTICLE 30      Operating Partnership Units

Exhibits

Exhibit A       Description of Real Property
Exhibit A-1     Permitted Encumbrances
Exhibit B       Personal Property
Exhibit C       Leases and Rent Roll
Exhibit D       Intentionally Omitted
Exhibit E       Form of Bill of Sale
Exhibit F       Form of Assignment and Assumption Agreement re: Leases
Exhibit G       Form of Assignment and Assumption Agreement re: Contracts
Exhibit H       Form of FIRPTA Affidavit
Exhibit I       Operating Contracts
Exhibit J       Intentionally Omitted
Exhibit K       Intentionally Omitted
Exhibit L       Litigation, etc.
Exhibit M       Intentionally Omitted
Exhibit N       Intentionally Omitted
Exhibit O       Section 6045 Designation
Exhibit P       Form of Estoppel Certificate
Exhibit P-1     Form of Subordination, Nondisturbance and Attornment Agreement
Exhibit Q       Nominee Trusts
Exhibit R       Rentable Square Feet of Buildings

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Exhibit S       Seller's Representatives with Knowledge
Exhibit T       Tenant Letters of Credit


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                           PURCHASE AND SALE CONTRACT


     THIS AGREEMENT (the "Contract") made as of this 1st day of November, 1996, by and between The New England Executive Park Limited Partnership, a Delaware limited partnership, and John Weisz, Steve Furnary, Bruce Sirof and Charles Grossman as Trustees of the nine nominee trusts listed on Exhibit Q hereto with an address at c/o Jones Lang Wootton Realty Advisors, 335 Madison Avenue, 7th Floor, New York, New York 10017, Attention: Charles Grossman, (hereinafter referred to as "Seller"), and Beacon Properties, L.P., a Delaware limited partnership, having an office at 50 Rowes Wharf, Boston, Massachusetts 02110 (hereinafter referred to as "Buyer").

     WITNESSETH THAT, Seller owns the land described on Exhibit A hereto together with the buildings and improvements thereon and appurtenances thereto, located on approximately 42.96 acres in Burlington, Massachusetts and consisting of nine (9) separate buildings and lots containing an aggregate of approximately 817,013 square feet and commonly known as One New England Executive Park, Three New England Executive Park, Six New England Executive Park, Eight New England Executive Park, Twelve New England Executive Park, Fifteen New England Executive Park, Sixteen New England Executive Park, Seventeen New England Executive Park and Twenty-Four New England Executive Park, together with all of Seller's right, title and interest in the roads and driveways within New England Executive Park including the landscape strips adjoining One and Twenty-Four New Executive Park (the "Realty").

     WITNESSETH FURTHER THAT, Seller desires to sell and Buyer desires to purchase the Property (as hereinafter defined) on the terms and subject to the conditions set forth herein.

     WITNESSETH FURTHER THAT, for the consideration hereinafter named, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties do hereby agree as follows:

     ARTICLE 1. Description of Property: Seller agrees to sell and Buyer agrees to buy upon the terms and conditions hereinafter set forth:

     (i) The Realty together with all right, title and interest of Seller in and to the mid point of any land lying in the bed of any street (opened or proposed) adjacent to or abutting or adjoining such premises, together with all rights, privileges, rights of way and easements appurtenant to such premises, including, without limitation, all minerals, oil or gas on or under such premises, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such premises (all of the foregoing, the "Real Property"), (ii) all buildings and other improvements located thereon (the


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"Improvements", and, together with the Real Property, the "Premises"), (iii) all items of personal property that are owned by Seller, located on the Premises or used in connection with the ownership or operation of the Premises, and described in Exhibit B attached hereto and incorporated herein by reference, any rights of Seller to use the trade name New England Executive Park at the premises (the "Trade Name"), and any telephone numbers assigned to the Trade
Name (collectively, the "Personal Property"), and (iv) any intangible and other property now or hereafter owned by Seller and used in the ownership or operation of the Premises including, without limitation, all plans and specifications, surveys, catalogs, booklets, manuals, files, logs, records, correspondence, tenant lists, tenant prospect lists and other mailing lists, sales brochures and materials, leasing brochures and materials, advertising materials and other similar items, and all title inspections, studies and reports, market studies and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises, permits, licences, approvals, guaranties, warranties, contracts, lease agreements, utility contracts or other rights relating to the ownership, use or operation of the Premises, all to the extent Seller's interest therein is assignable (collectively, the "Intangibles"). All items referred to in clauses
(i), (ii), (iii) and (iv) are herein sometimes collectively referred to as the "Property".

     ARTICLE 2. Sale Subject to Leases: Subject to the provisions of Article 4 hereof, the Premises will be conveyed subject to certain leases together with any amendments, renewals, modifications, and extensions thereto and guarantees thereof (hereinafter called the "Leases") described in Exhibit C attached hereto and incorporated herein by reference, or as hereafter entered into with Buyer's consent pursuant to the provisions of Article 13 hereof.

     ARTICLE 3. Purchase Price and Payment: (a) The total purchase price (the "Purchase Price") for the Property is as follows: (i) a fixed purchase price of $75,000,000 ("Fixed Purchase Price") payable at Closing in lawful currency of the United States of America in immediately available funds by wire transfer to an account designated by Seller and (ii) a contingent purchase price of $17,000,000 ("Contingent Purchase Price") payable if and when required under
Article 3(b) below, in lawful currency of the United States of America in immediately available funds by wire transfer to an account designated by Seller, without off-set, or deduction of any kind and without the requirement of any demand by Seller.

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     (b) The Contingent Purchase Price shall be paid by Buyer to Seller, if at any time during the twelve (12) month period from October 1, 1998, to September 30, 1999 (the "Contingency Period") either (x) at least 47% (increased by the same percentage as the rentable square feet that is represented by fully executed leases entered into between the date hereof and Closing in accordance with Article 13(c) bears to the total rentable square feet in the Premises) of the number of rentable square feet currently in the Premises is leased to tenants at the Property, or (y) the base rents derived from the Property are collectible at the annual rate of at least $7,600,000 for all or part of the Contingency Period, all as more fully described below. If such condition shall have been satisfied after October 1, 1998, but on or prior to November 30, 1998, the Contingent Purchase Price shall be due on November 30, 1998. If such condition shall not have been satisfied by November 30, 1998, the Contingent Purchase Price shall be due on the date five (5) business days after the first day during the balance of the Contingency Period on which such condition shall have been satisfied and include interest at the prime rate of interest announced as such from time to time by BankBoston plus two percent (2%) from November 30, 1998 to the due date. For purposes of this Article 3(b):

     (i) The spaces that are "leased to tenants at the Property" at any time during the Contingency Period shall refer to and include each of the types of spaces at the Property described below (it being understood that any space that meets more than one of the following criteria shall be counted only once):

     (1) all space in which a tenant is in occupancy or in legal possession during all or a portion of the Contingency Period, regardless of whether the tenant actually then occupies all or part of the space (including, without limitation, a renewing or holdover tenant for whom an extension of the lease has not been executed, the property manager, and the operators of the day care center, fitness center and other amenities serving tenants in the Premises),

     (2) all space under any proposed lease, expansion, or extension under
Article 13(c) that has a term which includes all or a portion of the Contingency Period and that is not approved by Buyer, if the rent for the proposed transaction is at or above the rental parameters heretofore provided by Seller to Buyer in the selling prospectus,

     (3) all space in Building 17, if the same is sold pursuant to the purchase option held by Boston Federal Savings Bank under its lease dated October 7, 1988;

     (4) all space in any building that Buyer demolishes, redevelops, or otherwise substantially alters from its present condition and use for office purposes, or that Buyer elects to withhold from the general leasing market on account or in anticipation of such work,

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     (5) any other available space that Buyer elects to withhold from the general leasing market for more than thirty (30) days (whether due to Buyer's marketing or leasing plans, renovations of building systems or amenities, or otherwise),

     (6) all space under any lease with a term covering all or part of the Contingency Period that is terminated (whether by mutual consent or for any other reason) prior to its scheduled expiration date, unless (i) the Lease has been terminated by Buyer prior to the Contingency Period on account of a bona fide tenant default or (ii) the Lease has been terminated by the tenant effective as of a date prior to the Contingency Period under a provision allowing the tenant to terminate its lease without cause at specified dates or within specified periods prior to the end of the stated term;

     (7) all space in any portion of the Property that, in whole or in any material part, is destroyed or damaged by fire or other casualty or is taken by eminent domain at any time prior to the end of the Contingency Period, and

     (8) any space under a Lease with a term expiring prior to the Contingency Period that is not renewed or extended as a result of Buyer or its Affiliate leasing space to such tenant in a property other than the Property and such space is not relet under terms which would otherwise qualify such space under this Article 3(b).

     (ii) the term "lease" shall mean any lease, license, or other occupancy agreement of any kind;

     (iii) the term "tenant" shall mean any tenant, licensee, or other third party;

     (iv) the rentable square feet of each building currently on the Property is set forth on Exhibit R attached hereto, and the rentable square feet of each tenant's space within each such building shall be as set forth in the Rent Roll provided by Seller and otherwise in its respective lease; and

     (v) the term "base rent" shall mean all revenues of any kind paid by tenants at the Property on account of leases, excluding additional charges for operating expenses, real estate taxes, special reimbursements and the like, but including all separately stated reimbursements by tenants for tenant improvement work.

     Notwithstanding the first paragraph of this Article 3(b), if the Contingent Purchase Price has not previously been paid or become payable in accordance with the terms of this Article 3(b), and if prior to the end of the Contingency Period Buyer shall sell, ground lease, or otherwise transfer the Premises or one or more of the nine buildings thereon to any third party (other than to an Affiliate of Buyer, as defined in Article 20, and other than any sale of Building 17 to Boston Federal Savings Bank pursuant to its purchase option under its lease dated October 7, 1988), the Contingent Purchase Price shall be paid by Buyer to Seller on the date of such sale, ground lease, or transfer.

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     In addition, the Contingent Purchase Price shall be immediately due and payable upon the occurrence, prior to the end of the Contingency Period, of any of the following events: (a) the filing of any bankruptcy proceeding by or against Buyer (which, in the case of an involuntary proceeding, is not discharged within thirty days); (b) an assignment of Buyer's property for the benefit of creditors; (c) the appointment of a receiver, trustee, or similar officer by a court of competent jurisdiction to take charge of all or any part of Buyer's property (which is not discharged within thirty days); (d) the admission in writing by Buyer of its inability to pay its debts generally as they become due; or (e) the transfer of all or part of the Property pursuant to a foreclosure, deed in lieu of foreclosure, or other conveyance of Buyer's beneficial interest therein.

     As an inducement to Seller to enter into this Contract, Buyer covenants and agrees that, from and after the Closing until the end of the Contingency Period, Buyer shall use diligent and commercially reasonable efforts to keep the Premises fully leased at fair market rental rates at all times before and during the Contingency Period and shall not carry out any leasing, development, or other activities in connection with the Property in a manner intended, in whole or in part, to avoid satisfaction of the condition to Buyer's contingent obligation to pay the Contingent Purchase Price. In furtherance thereof, Buyer shall maintain the Property in good condition and repair, in at least the same condition as the same is in at the Closing, and in accordance with all "leases" (as defined above) and the requirements of any governmental authority and all instruments affecting title to the Premises, reasonable wear and tear excepted. Upon request of Seller (not more frequently than quarterly), Buyer, within a reasonable time of such request, shall report to Seller on the then current status of the leasing of the Property and Buyer's good faith projection of such status as of the Contingency Period, and provide Seller with such evidence as Seller may reasonably request concerning the matters described in this Article 3(b).

     If Buyer claims that the condition to Buyer's obligation to pay the Contingent Purchase Price has not been satisfied, then Buyer shall deliver to Seller, on or before 5:00 p.m. on November 30, 1998 (with respect to the due date on November 30, 1998) and September 30, 1999 (with respect to the balance of the Contingency Period), as the case may be, a certificate of Beacon Properties, L.P. (executed by an officer of Beacon Properties Corporation, its general partner), certifying that such condition has not been satisfied in accordance with the terms of this Article 3(b), together with an itemized list of all spaces in the Premises that qualify or do not qualify under one or more of the criteria in Article 3(b)(i) above, showing for each space in the Property the tenant's name (if applicable), the location and size of the space, the dates of the commencement and expiration of the term, the base rent attributable to each space, and a description of the reasons for the applicability or inapplicability of such criteria. If Buyer delivers such a certificate, Seller shall have the right to audit, review, and copy all of Buyer's books and records relating to the Property, at all reasonable times, in order to assess whether Buyer's certificate complies with the terms of this Article 3(b). If Buyer fails timely to deliver

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such certificate and itemized list, then the condition to Buyer's obligation to pay the Contingent Purchase Price shall be conclusively deemed to have been satisfied. Nothing in this paragraph shall be construed to preclude Seller from disputing any such certificate delivered by Buyer or to defer or negate Buyer's obligation to pay the Contingent Purchase Price as and when due pursuant to this
Article 3(b).

     In the event that the Contingent Purchase Price is not paid by Buyer when due under this Article 3(b), (i) the unpaid amount shall bear interest, from the date due until the date paid, at the monthly rate of 1.5%, which interest shall be payable by Buyer to Seller upon demand, and (ii) Buyer shall reimburse Seller for all out-of-pocket costs and expenses (including, without limitation, attorneys' fees) incurred by Seller in connection with Buyer's failure timely to pay the Contingent Purchase Price.

     All of Buyer's obligations under Article 3(a)(ii) and this Article 3(b), including without limitation, Buyer's obligations under the following paragraph describing Seller's purchase option, shall survive the Closing until such time as they have been satisfied in full. In the event of any assignment of Buyer's rights under this Contract to an Affiliate pursuant to Article 20, Beacon Properties, L.P. shall remain liable, jointly and severally with all such assignee(s), for all such obligations.

     In the event the conditions to Buyer's obligation to pay the Contingent Purchase Price are not satisfied during the Contingency Period, Seller may elect, by written notice to Buyer, given within thirty days after the end of the Contingency Period, to purchase the Property (except Building 17 if sold to Boston Federal Savings Bank pursuant to its option) from Seller in its then as is condition for a purchase price of $50,000,000 (less the amount of the purchase price paid by Boston Federal Savings Bank, if any, pursuant to its option to purchase Building 17). Upon receipt of such notice, Buyer shall have seven (7) business days to pay the Contingent Purchase Price (with interest as set forth above from November 30, 1998, to the date paid) to Seller, in which event Seller's election to purchase shall be canceled and no longer in force and effect. If Buyer does not make such payment, the closing shall occur as set forth in Seller's election notice in or within 90 days after Seller's election notice to Buyer, provided that Buyer shall have the right to accelerate or extend the closing so that it occurs in either December, 1999 or January, 2000, at Buyer's election. Within the above referenced thirty (30) day period Seller shall have the right to conduct due diligence in the manner and on the terms set forth in Article 6. If the option is exercised, the parties shall be deemed to be parties to a purchase and sale agreement on all of the terms set forth in the Contract (excluding Article 3), as modified by the financial and other terms set forth in this paragraph and other than those which may not be applicable under the circumstances, with the Seller and Buyer being the Buyer and Seller thereunder respectively. At closing, title to the Property shall be in the same condition as at Closing free of any liens, mortgages, ground leases or purchase options (other than those in effect at Closing) but subject to such additional agreements, restrictions and easements of record which do not materially impair the use of the Property created prior to Seller's exercise notice, and leases then in effect.

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     Buyer shall give Seller five (5) business days' prior written notice of its intention to make the Contingent Purchase Price payment. Seller have the right, in or within such five (5) business day period, to provide Buyer with written notice of its election to accept common stock of Beacon Properties Corporation in lieu of payment of all or a portion of the Contingent Purchase Price in immediately available funds. The number of shares to be issued shall be determined by dividing the portion of the Contingent Purchase Price Seller elects to accept in stock by the average closing sales price on the New York Stock Exchange of Beacon Properties Corporation common stock on the 30 consecutive trading days ending on the second business day immediately preceding Buyer's receipt of Seller's election notice. In the event of such election, the stock shall be issued on the 90th day after receipt by Buyer of Seller's notice of its election to receive stock in lieu of immediately available funds. Prior to issuance of the stock, Seller shall provide Beacon Properties Corporation with such documentation as may reasonably be required under the Securities Act of 1933 and rules and regulations thereunder as reasonably determined by counsel to Beacon Properties Corporation.

     (c) As security for Buyer's performance hereunder, a deposit of Five Million Dollars ($5,000,000) shall be paid by Buyer upon execution of this Contract to Commonwealth Land Title Insurance Company ("Escrow Agent"). The amount deposited with Escrow Agent, together with all interest earned thereon is hereinafter referred to as the "Deposit." The Deposit shall be deposited in an interest-bearing account designated by Buyer with the approval of Seller and disbursed according to the terms of this Contract. The Deposit shall be applied in reduction of the Purchase Price payable at the Closing.

     (d) As security for Buyer's obligations under Article 3(a)(ii) and Article 3(b), including, without limitation, Buyer's obligations under the paragraph above describing Seller's purchase option, Buyer shall deliver to Escrow Agent at Closing a clean irrevocable standby letter of credit, for the account of Beacon Properties, L.P. and payable to Seller as the beneficiary, in the amount of the Contingent Purchase Price (the "LC"). The LC shall be issued by Bank Boston or by such other institution as may be reasonably approved by Seller, shall have an expiration date not earlier than February 28, 2000, and shall otherwise be in form and substance acceptable to Seller. The Escrow Agent shall release the LC to Seller without further inquiry upon written request of Seller, which request includes a statement by a duly authorized officer of Seller that Buyer has defaulted in its obligation to pay the Contingent Purchase Price or deliver title to the Property as required by the Seller's purchase option pursuant to Article 3(a)(ii) and Article 3(b) of this Agreement or that Seller has received notice of the expiration of the LC and no substitute LC has been delivered as required by this Agreement. The parties shall enter into a mutually satisfactory escrow agreement at Closing (the "LC Escrow Agreement")


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     Notwithstanding the requirement that the LC shall expire on February 28,
2000, Buyer shall have the right to provide an LC that has an earlier expiration date provided that such LC shall contain a provision that it will not expire until the issuer delivers thirty (30) days prior written notice of its expiration to Seller. Upon receipt of such notice, and if Buyer has not delivered to the Escrow Agent a substitute LC within twenty (20) days prior to its expiration, Seller shall be entitled to obtain the LC from the Escrow Agent and draw upon the LC. Seller shall deposit the proceeds of the LC with the Escrow Agent who shall hold the proceeds as security for Buyer's obligations hereunder in accordance with the LC Escrow Agreement.

     ARTICLE 4. Form of Conveyance: (a) The Premises shall be conveyed in fee simple absolute, by a good and sufficient quitclaim deed (the "Deed") running to Buyer or, subject to the provisions of Article 20 hereof, to such assignee as Buyer designates by notice to Seller at least three (3) business days prior to the Closing. The Deed shall convey a good and clear record and marketable title to the Property, insurable on the ALTA Form B with standard printed exceptions deleted, and without exception for creditors' rights at standard rates approved by Buyer prior to the end of the Due Diligence Period, free from all liens, encumbrances and encroachments from or on the Property except (i) those listed on Exhibit A-1 attached hereto, together with any other matters identified in Buyer's title examination during the Due Diligence Period (other than the mortgages, all of which shall be discharged by Seller) and (ii) the Leases identified in Exhibit C attached hereto and made a part hereof and those leases approved by Buyer under Article 13(c) hereof. The Deed shall be in proper form for recording and shall be duly executed, acknowledged and delivered by Seller at the Closing, together with all necessary or applicable payments from Seller for transfer taxes. If the Deed refers to a plan necessary for recording, Seller shall deliver the same at Closing in recordable form.

     (b) The Personal Property shall be conveyed free of all encumbrances by a warranty bill of sale (the "Bill of Sale") in substantially the form attached hereto as Exhibit E to be delivered by Seller to Buyer at Closing.

     ARTICLE 5. Closing: (a) Unless extended pursuant to the terms of this Contract, the closing of the transactions contemplated hereunder (the "Closing") shall take place at 10:00 a.m. on November 14, 1996 (such date, as the same may be extended pursuant to the terms of this Contract, the "Closing Date"), at the offices of Goulston & Storrs, P.C., or at such other location in the Boston area as Buyer shall designate by five (5) business days prior notice. If the Closing Date shall fall on Saturday, Sunday or holiday, the Closing Date shall automatically be extended to the next business day. Time is of the essence.

     (b) At the Closing, Seller shall deliver the following documents, reasonably satisfactory in form and substance to Buyer and Buyer's counsel properly executed and acknowledged as required:

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     (i)  The Deed;

    (ii)  The Bill of Sale;

   (iii) An original of an Assignment and Assumption Agreement relating to the Leases and Security Deposits (hereinafter defined) in the form attached hereto as Exhibit F (the "Lease Assignment");

     (iv) Originals of all Leases, any renewals thereof, all amendments thereto, all guarantees thereof, and, to the extent in Seller's possession or control, originals or copies of all records and correspondence relating thereto;

     (v) An original of an Assignment and Assumption Agreement in the form attached hereto as Exhibit G relating to those Operating Contracts (as hereinafter defined), if any, which Buyer elects to assume in accordance with the provisions of Article 12(a) (xi) hereof (the "Contract Assignment") and originals of those Operating Contracts so assigned;

     (vi) Originals or copies in Seller's possession or control of all warranties, guaranties and operating manuals, if any, with respect to the Property or Leases, including without limitation, any from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements, systems or any tenant improvements;

    (vii) Originals or copies in Seller's possession or control of all land use, environmental, traffic and building permits, licenses, variances and the like relating to the Property and of all certificates of occupancy for all of the Improvements which form a part of the Property and all space included within such buildings;

   (viii) A certification of non-foreign status in the form attached hereto as Exhibit H;

     (ix) Evidence reasonably satisfactory to Buyer and to Buyer's title insurance company (the "Title Company") that all necessary approvals and/or consents by the partners/co-venturers of Seller and any constituent person of Seller otherwise required under Seller's organizational documents, and by any other person(s) have been delivered and such other evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority and the authority



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          of the signatory on behalf of Seller to convey the Property pursuant to this Contract;

      (x) Evidence of termination of all Operating Contracts not being assumed by Buyer in accordance with Article 12(a)(xi);

     (xi) Affidavits sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Leases, as tenants only) and mechanics' or materialmen's liens from the owner's title insurance policy (the "Title Insurance");

    (xii) A certificate restating as of the Closing Date all of Seller's representations and warranties contained herein (subject to Article 12(b));

   (xiii) A Rent Roll certified by Seller as being true, accurate and complete as of October 31, 1996 (subject to Article 12(b));

    (xiv) An original of a closing statement setting forth the Purchase Price and the closing adjustments and prorations (the "Closing Statement") in form satisfactory to Buyer;

     (xv) Any transfer tax or other similar forms required by law;

    (xvi) Original tenant notification letters for each tenant under a Lease or other occupant of any portion of the Property, original notification letters to all parties to operating and other contracts assigned to Buyer, each in form reasonably satisfactory to Buyer;

   (xvii) Intentionally Deleted

  (xviii) Intentionally Deleted

    (xix) Keys in Seller's possession or control to all locks at the Property;

     (xx) Original estoppel certificates dated not earlier than forty-five (45) days prior to Closing in the form of Exhibit P annexed hereto and made a part hereof (or in such other form as may be described in the Leases) from tenants leasing at least 80% of the occupied rentable area of the Premises, including estoppel certificates for each tenant leasing at least 25,000 rentable square feet in the Premises or at least 50% of the rentable area in any one building (other than the space leased by the General Services Administration of the United States government [the "GSA"])

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          (collectively, the "Major Tenants") and for Dynatech Corporation and
          Molecular Simulations, Inc. Seller shall use reasonable efforts to obtain a tenant's estoppel certificate from the GSA, but such estoppel shall not be a condition to Buyer's obligation to close. Seller, at its election, may provide owner's estoppel certificates, in lieu of tenants' estoppel certificates, for any leased area that comprises less than 5,000 rentable square feet. Seller, at its election, may also provide such owner estoppel certificates for any other leases comprising 5,000 or more rentable square feet, provided that such other leases in the aggregate shall contribute no more than 10% of the occupied rentable area of the Premises to the total required hereunder and provided an owner's estoppel certificate may be substituted for no more than one Major Tenant. The certifications made by Seller in any owner estoppel certificates shall survive the Closing for a period of nine (9) months or such earlier time as the respective tenant delivers an estoppel certificate to Buyer.

    (xxi) Original subordination, nondisturbance and attornment agreements in the form of Exhibit P-1 annexed hereto and made a part hereof (or in such other form as may be described in the Leases) from the Major Tenants; and

   (xxii) An original of an assignment of Seller's interest as tenant in the Leases for the daycare and fitness center spaces in the Property (the "Amenities Lease Assignment") and a termination of the Lease of space occupied by Seller's managing agent at the Property, signed by such managing agent and Seller ("Management Lease Termination")

  (xxiii) An assignment from Spaulding & Slye, Inc. to Buyer of all its right, title and interest in and to the agreement dated February 13, 1987, amended April 29, 1988, between Massachusetts Hospital Association and Spaulding & Slye, Inc.

   (xxiv) Resignation of all representatives of Seller and its managing agent from the association established under the Declaration of Covenants and Conditions for New England Executive Park dated August 25, 1993 (the "Declaration").

    (xxv) An estoppel letter from the association created under the Declaration certifying that Seller has made all payments due thereunder and is otherwise not in default.

   (xxvi) (a) Originals of the letters of credit listed in Exhibit U attached hereto given as security for the performance by certain tenants under their leases, an assignment by Seller of all of its rights thereunder, a notice to the issuer thereof, and such other documents as the issuer may reasonably request to effect the transfer to Buyer of the rights of Seller as beneficiary thereunder, or (b) substitute letters of credit in favor of Buyer as required by the tenant's leases

  (xxvii) Certificates of title and other documents necessary to transfer registration to the 1988 Chevrolet truck from Spaulding Investment Company, Inc. to Buyer.

 (xxviii) Copies of the filings made by Seller to the Massachusetts
          Department of Environmental Protection ("DEP") for "down gradient property owner status" with respect to Trichloroethylene found at the site in test borings performed in 1996, Seller hereby agreeing to make such filings prior to Closing. At Closing, Seller shall also execute consents required by DEP regulations to transfer such status to Buyer, the Buyer thereafter being responsible for taking such action as the DEP may require.

  (xxix) The LC Escrow Agreement.

   (xxx) Such other instruments as Buyer may reasonably request consistent with the terms of this Contract.

     (c) At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Seller and Seller's counsel properly executed and acknowledged as required:

      (i) The Fixed Purchase Price subject to prorations as provided in Article 14;

     (ii) An original of the Lease Assignment and the Amenities Lease
          Assignment;

    (iii) An original of the Contract Assignment;

     (iv) An original of the Closing Statement;

     (v)  Such transfer tax or other similar forms required by law;

     (vi) A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit O annexed hereto designating Buyer's attorney as the party responsible for making the returns required under Internal Revenue Code Section 6045;

    (vii) Such other instruments as Seller may request consistent with the terms of this Contract.

     (vii) The LC

     (viii) The LC Escrow Agreement.

     (d) The Closing shall not be deemed to be completed until all documents and payments as aforesaid have been properly delivered (and recorded where appropriate) to the satisfaction of all parties.

     ARTICLE 6. Approvals and Conditions to Buyer's Obligations:

     (a) Seller acknowledges that the Buyer intends to conduct an investigation of the Property. In order to facilitate Buyer's investigations, Seller has delivered to Buyer true and complete copies of many of the following items (collectively, the "Due Diligence Items") and shall continue to make the Due Diligence Items available in Seller's offices for review and copying by Buyer's representatives during the Due Diligence Period:

     (i)  The Leases;

     (ii) The Operating Contracts;

    (iii) Income and expense statements for the Property for calendar years 1993, 1994 and 1995, and the first nine months of calendar year 1996 and a projection reflecting estimated income and expenses for the Property for calendar year 1996;

     (iv) Any unexpired warranties with respect to the Premises and final as-built plans and specifications for the Premises to the extent in Seller's possession or control;

     (v) Seller's owner's title insurance policy and all documents listed therein to the extent in Seller's possession;

     (vi) To the extent in Seller's possession or control, any licenses and permits required or appropriate for the use and operation of the Property (the "Licenses and Permits"), including occupancy permits/certificates, and any land use or environmental legal opinions pertaining to the construction, use, occupancy or prior financing of the Property;

    (vii) All surveys of the Premises or any part thereof in Seller's possession;

   (viii) Any and all structural, mechanical and physical inspection reports, traffic studies, engineering reports, soil borings tests and reports, and reports relating to toxic and/or hazardous materials or substances including without limitation asbestos, asbestos containing materials, lead paint, radon gas, petroleum products, urea-formaldehyde and other similar or dissimilar chemical or materials, prepared by or on behalf of Seller or its affiliates, and within Seller's possession or control;

     (ix) Any written reports and related materials within Seller's possession or control relating to capital expenditures previously incurred or anticipated to be incurred at the Property;

     (x) True, complete and correct copies of the annual statements provided to tenants for operating expenses, taxes, insurance and other "pass-throughs" for the period January 1, 1994 through December 31, 1995 and the statements of estimated charges for such items provided to tenants for calendar year 1996;

     (xi) Any and all documents, studies and reports prepared during the past two years in Seller's possession relating to any proposed further development of the Property;

    (xii) Copies of bills for all real estate taxes and assessments of the Property for the eighteen (18) month period prior to the date hereof;

   (xiii) Copies of all statements, if any, of gross sales for any tenants required to pay percentage rent and for all tenants who provide such information to Seller for the past three (3) calendar years;

    (xiv) Correspondence and records regarding all tenant complaints and work orders for the previous twelve (12) months, to the extent in Seller's possession or control.

     (xv) Copies of any notices received by Seller and in Seller's possession or control alleging violations of any governmental or private requirements pertaining to the Property and all related documentation;

    (xvi) Copies of any pending litigation, or of notices of threatened litigation matters pertaining to the Property; and

   (xvii) To the extent not covered by the foregoing, Seller's books and records relating to the Property.

     (b) Commencing as of September 26, 1996, Buyer shall have the right to perform and conduct such examinations and investigations of the Property as Buyer may desire, which may include, without limitation, examination of all structural and mechanical aspects thereof, interviews with tenants and property managers and personnel, examination of the title to the Property, conducting intrusive or non-intrusive tests to determine the presence or absence of hazardous waste, asbestos, lead paint, radon and other similar materials and substances, reviewing a current as-built survey thereof, and determining the compliance of the Property with all applicable laws, rules, codes and regulations, and determining whether, and the extent to which, additional improvements may be constructed on the Real Property. Buyer's inspections and activities at the Premises shall be conducted by prior arrangement with Seller. Buyer may, through prior arrangement with Seller on at least two (2) business days' advance notice, request interviews with Major Tenants and/or the GSA and make inspections of such tenants' space, and Seller shall have the right to participate in or attend any such interviews or inspections. Upon request in connection with any such entry onto the Premises, Buyer shall provide Seller with certificates of insurance for Buyer and its contractors and agents in form reasonably satisfactory to Seller, naming Seller and its managing agent as additional insureds. Buyer shall provide Seller with copies of all reports, studies, and investigations performed by or on behalf of Buyer concerning the Property, such as environmental, architectural, engineering, and title reports.

     (c) The "Due Diligence Period" shall mean the period commencing on September 26, 1996 and ending on October 28, 1996 at 5:00 p.m. Notwithstanding anything to the contrary contained in this Contract, Seller acknowledges the Buyer shall have the right in its sole and absolute discretion, either based upon its disapproval of any of the information it receives, for any other reason whatsoever or for no reason, to terminate this Contract upon notice to Seller delivered prior to the expiration of the Due Diligence Period that it elects to terminate this Contract. Upon delivery of such notice this Contract shall be considered terminated, in which event the Deposit shall be returned to Buyer forthwith and all obligations of the parties hereto shall cease and the parties shall be without further recourse or remedy hereunder (except for those obligations that survive such termination of this Contract as expressly provided herein). If Buyer fails to deliver such a termination notice to Seller prior to 5:00 p.m. on the last day of the Due Diligence Period, Buyer shall conclusively be deemed to have elected (i) to waive its right to terminate this Contract under this Article 6(c) and (ii) to purchase the Property in accordance with the terms hereof. Any notice from Buyer that purports to impose conditions or limitations on Buyer's obligation to close that are not expressly set forth in this Contract shall be deemed null and void and without force or effect.

     (d) Buyer hereby agrees to indemnify and hold Seller its employees, agents, officers, directors, shareholders, parents, subsidiaries and affiliates (collectively, "Indemnified Parties") harmless from and against any and all claims of actions, demands, injuries, damages, costs, expenses (including all reasonable attorney's fees) or liability (collectively, "Liability") imposed upon, suffered by, insured by or asserted against the Indemnified Parties as a result of, or relating to, such examinations and inspections, exclusive of any Liability arising out of any negligence or gross misconduct of the Indemnified Parties. Buyer shall promptly repair all damage to the Property arising from any such inspections or tests and shall restore the Property to the same condition existing immediately prior to such inspections and tests. In performing any such inspections or tests, Buyer shall not interfere with the activities on the Property of any tenant under the Leases. The indemnification, repair and restoration obligations of Buyer under this Article 6(c) shall survive the Closing indefinitely or the termination of this Contract indefinitely, as the case may be.

     (e) Public Disclosure of Agreement. Seller acknowledges that Beacon Properties Corporation, the general partner of Buyer, is a publicly owned corporation subject to regulation by the Securities and Exchange Commission ("SEC"), and that the regulations of the SEC may require that Buyer disclose the existence of this Agreement and the contents of some or all of the Documents delivered by Seller. Accordingly, Seller expressly consents to the disclosure of the terms and conditions of this transaction, this Agreement itself, and terms of any document which Buyer in good faith believes should be disclosed in connection with fulfillment of its disclosure requirements under SEC regulations. In addition, Buyer shall have the right to issue press releases announcing this transaction at any time after the expiration of the Due Diligence Period. Seller shall be entitled to a prior review and approval (not to be unreasonably withheld) of the press release. If for any reason this Contract terminates and the Closing does not occur, Buyer, upon written request of Seller shall return all Due Diligence Items to Seller and shall not retain any copies thereof, and shall keep (and shall use reasonable efforts to cause its agents and representatives to keep) confidential all non-public information concerning the Leases and the tenants under the leases, except as may be required to be disclosed pursuant to judicial order or applicable law.

     ARTICLE 7. Conditions to Closing:

     Without limiting any other conditions to Buyer's obligations to close set forth in this Contract, the obligations of Buyer under this Contract are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer at or prior to Closing or cured by Seller pursuant to Article 9(b)):

     (i) Since the end of the Due Diligence Period, (A) no major tenant has become delinquent, for more than thirty (30) days, in the payment of more than $50,000 under its lease and (b) no bankruptcy proceeding has been commenced by or against any Major Tenant that has not been dismissed.

     (ii) All of the representations by Seller set forth in this Contract or any Exhibit attached hereto shall continue to be true and correct in all material respects as of the Closing Date (or, in the case of the Rent Roll, October 31, 1996);

    (iii) Since the end of the Due Diligence Period, Seller shall have performed, observed, and complied with all covenants and agreements required by this Contract to be performed by Seller at or prior to Closing;

     (iv) Since the end of the Due Diligence Period, there shall not have been instituted and be pending any litigation (1) brought by any tenants alleging material defaults by Seller under any Leases at the Property (covering more than 25,000 rentable square feet in the aggregate), (2) alleging that the Property may not be used as it is currently used in any material way affecting more than 25,000 rentable square feet in the aggregate, (3) alleging material defects in the physical condition of more than 25,000 rentable square feet of the Improvements or (4) that would impair Seller's right to sell the Property in accordance with the terms of this Contract; and

     (v) Since the end of the Due Diligence Period, Seller shall have received no notice of any violation by Seller with respect to the Property or the Seller's operation thereof from any governmental authorities that materially adversely affects the use and occupancy of more than 25,000 rentable square feet of the Premises in the aggregate.

     ARTICLE 8. Default: (a) In the event of a breach or default by Seller of any of its representations, warranties, covenants or obligations hereunder, or if a condition to Buyer's obligation to close has not been waived or satisfied (after the expiration of Seller's cure period under Article 9(b)), Buyer shall have the following alternative rights and remedies:

     (i) Buyer shall have the right to terminate this Contract by notice to Seller, in which event the Deposit shall be paid to Buyer, and all obligations of the parties under this Contract shall terminate

          (except for those obligations that survive such termination of this Contract as expressly provided herein).

     (ii) If the closing under this Contract does not occur as a result of a default by Seller, Buyer's sole and exclusive remedy against Seller shall be to commence an action for specific performance of this Contract, and Buyer shall have no right to an action for damages against Seller. The parties agree that it would be extremely impracticable and difficult to estimate the damage and harm which Buyer would suffer if Seller defaults and that the ownership of the Property has a unique value to Buyer which is not adequately capable of being compensated through the payment of damages. Unless Seller's failure to perform its obligations hereunder is the result of willful acts of Seller taken in bad faith, Seller shall not be required (a) to expend an amount in excess of $75,000 (including any sums already incurred by Seller under Article 9 (b)) to specifically perform this Contract or (b) to incur any liabilities or obligations that are not expressly set forth herein.

     (b) In the event of a default by Buyer hereunder, it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer, and because a reasonable estimate of the total net detriment that Seller would suffer in the event of Buyer's failure to duly complete the acquisition hereunder is the amount of the Deposit, Seller shall be entitled to receive and retain the Deposit as and for Seller's sole and exclusive remedy for damages arising from Buyer's failure to complete the acquisition in accordance with the terms hereof, and Seller shall have no further recourse or remedy at law or in equity (except for those obligations that survive such termination of this Contract as expressly provided herein).

     ARTICLE 9. Condition at Closing and Extensions: (a) At the Closing, all conditions to Buyer's obligations to close shall have been satisfied and full possession of the Property free of all tenants and occupants except tenants and occupants (including subtenants) under the Leases is to be delivered at the Closing. Except for the Seller representations set forth in Article 12 hereof, Buyer agrees to accept the Property "as is" on the date hereof, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing, subject to the rights of existing tenants under the Leases to remove furniture, fixtures and equipment from the Premises demised to such tenant under its Lease, and subject to damage by fire or other casualty and condemnation (as specifically provided in Article 11) between the date hereof and the Closing. Without limiting the generality of the foregoing, Seller shall have no liability to Buyer with respect to the condition of the Property under common law or any federal, state or local law or regulation and Buyer hereby waives any and all claims that the Buyer has or may have against the Seller with respect to the condition of the Property. Buyer shall have no right to set-off, reduce or make any deduction from the purchase price, except for the adjustments required under Article 14. Buyer and its agents, employees, representatives or independent contractors shall be entitled to an inspection of the Property prior to the Closing in order to determine whether the condition thereof complies with the terms of this Article 9 and Articles 11 and 13.

     (b) If Seller shall be unable to give title or to make conveyance, or to deliver possession of the Property all as herein stipulated, or if on the Closing Date the requirements of the foregoing subsection (a) should not have been satisfied then Seller shall use reasonable efforts (not to exceed an expenditure of $75,000) to give title and to deliver possession as provided herein, and to cause to be satisfied the requirements of the foregoing subsection (a), as the case may be, and the Closing Date shall be extended for a period not to exceed thirty (30) days.

     ARTICLE 10. Entire Agreement Herein: The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Contract. Except for the representations made by Seller in Articles 12 and 15 of this Contract, (i) neither Seller, nor the employees, property manager, agents, brokers, representatives, advisors, accountants or attorneys of Seller, have made any verbal or written representations or warranties whatsoever with respect to the physical condition of the Premises, the revenues and expenses generated by and associated with the Premises, zoning or other laws, regulations and rules applicable thereto or the compliance by the Premises therewith, or any other matters, (ii) neither Seller nor Buyer has relied or will rely upon any representations or warranties made or to be made by the other except as specifically set forth in this Contract, (iii) Buyer and Seller acknowledge that no such representations or warranties have been made by the other except as specifically set forth in this Contract, and (iv) except as specifically set forth in this Contract, the sale of the Property shall be without any warranty or representation of any kind, express or implied, including without limitation any warranty of income potential, expenses, uses, merchantability, or fitness for a particular purpose, all of which are hereby expressly disclaimed by Buyer. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties including, without limitation, that certain letter of intent dated September 25, 1996, are merged in this Contract which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Contract. This Contract may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

     ARTICLE 11. Damage or Destruction: Condemnation:

     (a) If the Property or any part thereof (i) is damaged by casualty or (ii) is taken by exercise of the power of eminent domain prior to the Closing Date, and in the case of either such casualty or taking the damage to the Property exceeds $1,000,000, Buyer may terminate by notice given to Seller within thirty
(30) days of the date Seller
gives notice to Buyer of such casualty or taking. If Buyer does not so terminate this Agreement or such damage does not exceed $1,000,000 the parties shall proceed to Closing without any reduction in the Purchase Price except as specifically provided below. At the Closing, Seller shall assign to Buyer all insurance proceeds arising from the casualty (to the extent not applied to any restoration relating thereto), together with a credit against the Purchase Price equal to the deductible amount under the applicable insurance policy, or pay over or assign to Buyer all awards recovered or recoverable on account of such taking.

     (b) Seller shall immediately notify Buyer of any damage or destruction to the Property or any notice received by it or information acquired by it regarding the threatening of or commencement of condemnation or similar proceedings.

     ARTICLE 12. Representations and Warranties of Seller: (a) In order to induce Buyer to enter into this Contract and to consummate the purchase of the Property, Seller hereby represents and warrants to Buyer as of the date of this Contract and as of the Closing Date as follows:

     (i) New England Executive Park Limited Partnership is a limited partnership duly and validly organized and existing and governed by the laws of the State of Delaware duly qualified to do business in the Commonwealth of Massachusetts. Its general partner, Washneep Limited Partnership ("Washneep"), is a Washington limited partnership duly qualified to do business in the Commonwealth of Massachusetts. Washneep's general partner, WISB Holdings, Inc., is a Delaware corporation duly qualified to do business in the Commonwealth of Massachusetts. This Contract and all documents that are to be executed by Seller and delivered to Buyer at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller, and all consents required under Seller's organizational documents or by law have been obtained. All necessary third party consents and approvals to the transactions contemplated hereby have been obtained. This Contract and all such documents are, or at the Closing will be, legal, valid and binding obligations of Seller, enforceable in accordance with their terms, and do not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

     (ii) Seller has not received within the last three years any notice of condemnation, zoning, environmental or other land use regulation proceedings, either instituted or planned to be instituted, that would detrimentally affect the use, occupancy and operation of the Property or the value of the Property.

    (iii) Exhibit C hereto (the "Rent Roll") is a true, complete and correct listing of all Leases in effect as of September 30, 1996 (including all amendments and side agreements) at the Property. The Rent Roll sets forth: (a) the total rentable square footage of the Property, (b) the name of each existing tenant and any applicable guarantor; (c) the space designation and the square footage leased to each tenant, (d) all arrearages owing from said tenant and any uncured monetary defaults of said tenant, (e) the commencement date and the expiration date of the term of the Lease and all rights or options to renew, expand, purchase or terminate, (f) the current rent, including, without limitation, all percentage rent, additional rent and other payments actually being collected and/or which the tenant is obligated to make under the Lease, rent escalations provided under the Lease and any current or future free rent or other rent concessions or abatements including, without limitation, expense stops, caps on "pass-throughs", lease takeovers, tenant improvement allowances not yet fulfilled, and moving credits or allowances, (g) the current outstanding balance of all security deposits held thereunder, including accrued interest, and prepaid rents, if any (collectively, the "Security Deposits"), together with the amount, if any, which has been applied to the tenant's obligations under its lease, (h) the status of any construction allowances payable by the landlord under the Leases, and (i) the amount of any unpaid commissions due with respect to each Lease and the amount of any commissions which may become due in the future with respect to each Lease, including, without limitation, commissions which become due if a tenant elects to renew its lease or expand its leased premises and commissions which may become due if a tenant does not exercise an option contained in its lease to terminate the lease early. All of the Security Deposits have been collected and are being held in compliance with applicable law and regulation. Except as set forth in the Rent Roll, no tenant of any portion of the Property is in monetary default under its Lease. Except as set forth in the Rent Roll, all construction allowances, termination payments or other amounts payable by the landlord under the Leases to tenants under the Leases or any other agreements or payable to any other parties in connection with the Leases (such as, without limitation, brokerage commissions and the like) have been paid in full.

     (iv) Seller has delivered to Buyer true and complete copies of the Leases. The Leases are in full force and effect and binding against the parties thereto. There are no parties in possession of the

          Premises other than those persons (including, to Seller's knowledge, all subtenants) shown on the Rent Roll or pursuant to Leases executed between the date of the Rent Roll and the Closing Date as herein permitted.

     (v) The rents set forth in the Leases are being collected on a current basis (except as set forth in the Rent Roll) and no tenant has paid rent more than one (1) month in advance.

     (vi) No renewals, extension, expansion or purchase options have been granted to any tenant except as set forth in Exhibit C.

    (vii) No guarantor shown on Exhibit C of any Lease has been released or discharged by Seller or, to Seller's knowledge, voluntarily or involuntarily or by operation of law from any obligation so guaranteed.

   (viii) Seller has not received any notice during the last thirty-six (36) months from any tenant under any of the Leases claiming that the landlord thereunder is in default of its obligations under any of the Leases, which default remains uncured.

     (ix) Except as set forth in the Rent Roll, all work required to be performed by Seller for Leasehold Improvements under the Leases has been completed.

     (x) There is no union contract or collective bargaining agreement in force which affects the Property.

     (xi) Exhibit I attached hereto is a complete list of all management, service, operating, listing, brokerage, supply and maintenance agreements, equipment leases, and all other contracts and agreements entered into by or on behalf of Seller with respect to or affecting the Property and that are in effect as of September 30, 1996 other than the Leases, documents of record, and agreements that will be terminated by Seller prior to Closing (herein collectively referred to as the "Operating Contracts"), setting forth, with respect to each of the Operating Contracts, the names of the providers thereunder, their dates and dates of amendments thereto. The copies of the Operating Contracts to be furnished by Seller to Buyer are true and complete copies thereof. Each of the Operating Contracts is in full force and effect, and, except as specified in Exhibit I, has not been amended, modified, or supplemented. To Seller's knowledge, there is no existing default under any of the

          Operating Contracts. Except as may be permitted by Article 13, Seller shall not modify, terminate or accept surrender of any of the Operating Contracts without the prior written consent of Buyer, and Seller shall not enter into any new service contract for the Property or any portion thereof without the prior written consent of Buyer. By not later than the fifteenth (15th) day prior to the Closing Date, the Buyer may at its option notify the Seller that Buyer does not wish to assume any or all of the Operating Contracts (to the extent the same are assumable). All Operating Contracts which Buyer has elected not to assume shall be terminated by Seller effective as of the Closing Date (or on the earliest date thereafter as the Operating Contract may permit). Buyer hereby notifies Seller of its election to terminate, effective as of the Closing, the agreement with New England Mechanical Services, Inc. referred to on Exhibit I. The parties acknowledge that the management contract with Daylight Day Care, Inc. in Building 15 expires on December 31, 1996, and that the management contract with Executive Fitness Consultants, Inc. in Building 8 requires thirty days notice to terminate.

    (xii) Seller has not received any notice in the last three years from any governmental authority of any material violation by Seller of any license, permit, laws or regulation that has not been cured or that would have a material adverse effect on the use, occupancy or operation of the Property.

   (xiii) Seller has not received within the last twelve months any notice of special assessments filed, pending or proposed, against the Premises or any portion thereof, including, without limitation, any street improvement or special district assessments.

    (xiv) There are no so-called "linkage" payments, "impact fees," "voluntary contributions," or "voluntary payments" due and/or payable with respect to the Premises.

     (xv) To Seller's knowledge, originals or copies of all documents in Seller's possession or control that are material to the use, occupancy, and operation of the Property are contained in the Seller's books and records that have been or will be made available for Buyer's review in accordance with Article 6(a) ("Books and Records").

    (xvi) Except as set forth in the Books and Records, in the representations and certificates made by Seller in this Contract and any documents delivered in connection therewith, and in any reports prepared by or on behalf of Buyer during its due diligence for the Premises:

          (a) To Seller's knowledge, there are no latent defects in the structure of or building systems in the Improvements that have a material and substantial adverse effect on the use, occupancy, or operation of the Premises.

          (b) Seller has not received any notice within the past three (3) years from any governmental authority having jurisdiction over the Premises claiming that the Premises are in violation of any laws relating to a release or discharge of hazardous substances (as defined in applicable federal and state laws and regulations applicable to the Premises) and, to Seller's knowledge, there are no presently existing releases of hazardous substances at the Premises that are not in compliance with applicable law and would have a material adverse effect on the use, occupancy or operation of the Property (it being understood that certain hazardous substances and oil have been used at the Property, such as fuel oil for heating purposes, materials incorporated in fixtures, equipment, and buildings in the Improvements, and substances whose storage and use are incidental to the use, occupancy and operation of the Property as an office park).


   (xvii) The income and expense statements for the Property for the past three years that have been provided by Seller to Buyer are true and correct copies of documents that they purport to be.

  (xviii) Seller has not received notice of any pending or threatened action, suit or proceeding against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding, upon consummation of the sale contemplated hereby to Buyer or otherwise, may reasonably be expected to have a material adverse effect on the business or prospects of or on the condition or operations of the Property, or would interfere with Seller's ability to consummate the transactions by this Contract. Exhibit L attached hereto is a complete list of all pending litigation affecting the Property or the Seller's operation thereof.

    (xix) Seller is not a "foreign person" as defined by the Internal Revenue Code ("IRC") Section 1445. Seller's Taxpayer or Employer I.D. Number is 04-2968157.

     (xx) Seller has not received any notice within the past three (3) years from any insurance company requiring any repairs or the performance of any work on the Property which, if not completed, would render the Property uninsurable or, if any such notice or information has been received, such work has been completed to the satisfaction of the insurance company.

    (xxi) Seller has paid all taxes of every name, nature or description assessed and payable as of September 30, 1996 against the Property or against Seller on account of its ownership and use of the Property and all personal property, tangible or intangible, of the Seller and used in connection with the Property.

   (xxii) As of the Closing, except as provided in Article 25(b), Seller shall have no employees in, on or about the Property who shall be employed by the Property or by Seller and all of such employees shall be paid current through the Closing.

     (b) The following shall apply to the representations made pursuant to
Article 12(a):

     (i) Where reference is made in Article 12 "to the knowledge of Seller" (or words of similar import), the same shall be deemed to refer solely to the actual knowledge of the representatives of Seller identified on Exhibit T hereto, without any implication or requirement that such persons have undertaken any investigation or inquiry, and not to any other person.

     (ii) If any of Seller's representations or warranties made hereunder shall be materially incorrect and if prior to the end of the Due Diligence Period Buyer shall have had knowledge of such material misrepresentation (which shall be deemed to include, without limitation, the reports, investigations, and other information performed or received by or on behalf of Buyer during its due diligence for the Property), then the truth and correctness of such representation and warranty shall not be a condition to Buyer's obligation to close on the Property. For purposes hereof, Buyer's knowledge shall be deemed to refer to the knowledge of Charles H. Cremens, Erin O'Boyle, William Barris, David Cohan and Thea Offerman.

    (iii) The representations and warranties set forth in Article 12 (a)(iii) through (viii) (except item (a)(iii)(i) which shall survive for twelve months) shall survive the Closing with respect to any material misstatement therein for a period of nine (9) months after the Closing (or with respect to matters which are included in any estoppel certificate given by a tenant, such earlier time as the tenant delivers its estoppel certificate), time being of the essence. Notwithstanding the foregoing, if prior to the Closing Buyer shall have had knowledge of any such material misrepresentation (including as described in the preceding paragraph) and if Buyer shall have closed on the Property, then Buyer shall have no right or legal recourse against Seller on account thereof. All other representations and warranties in this Article 12 shall not survive the Closing.

     ARTICLE 13. Maintenance; New Leases: Between the date hereof and the
Closing: (a) Seller shall maintain the Property in good condition and repair, in at least the same condition as the same is in at the date hereof, and in accordance with the Leases and the requirements of any governmental authority, the Operating Contracts and all instruments affecting title to the Premises, reasonable wear and tear and casualty excepted. Until the Closing Date, Seller shall maintain insurance on the Premises as currently insured.

     (b) Seller shall not remove any material item of the Personal Property from the Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

     (c) Leasing. In order to provide for an efficient process for the approval of any New Lease (hereinafter defined), Buyer shall designate one or more persons who shall be responsible for the matters set forth in this paragraph and who shall meet with Seller from time to time to discuss leasing parameters and lease proposals. As any proposal for a New Lease is received by Seller, it shall notify Buyer and afford Buyer an opportunity to comment upon the proposal to Seller prior to Seller responding to such proposal. Seller, however, shall not be bound by the comments or suggestions of Buyer. Seller, however, shall not enter into any new Lease or any amendment or modification to any Lease except as may be required pursuant to such Lease (any of the foregoing a "New Lease") of the Property or any portion thereof, or any construction contract for the construction of tenant improvements in connection with any proposed Lease, except in compliance with this Section 13(c). A copy of each New Lease proposed to be entered into by Seller after the date hereof will be submitted to Buyer for its approval prior to execution by Seller, together with a reasonably detailed budget setting forth the tenant improvement costs, brokerage commissions and other costs (the "Leasing Costs") estimated to be incurred in connection with such New Lease, and (if available prior to

Lease signing) a copy of any proposed construction contract for the construction of tenant improvements in connection with such proposed New Lease, together with a full disclosure of any affiliation between Seller and the proposed tenant or contractor. Buyer shall notify Seller in writing within five
(5) business days after its receipt of each such proposed New Lease, budget, and (if available) construction contract, if applicable, either of its approval or disapproval thereof, including of the Leasing Costs to be incurred in connection therewith and of any such construction contract. In the event Buyer informs Seller that Buyer does not approve any such proposed New Lease, which approval shall not be unreasonably withheld or delayed, Seller shall not enter into such New Lease, or any such construction contract, as the case may be. In the event Buyer fails to notify Seller in writing of its approval or disapproval of any such proposed New Lease or contract within the five-day time period for such purpose set forth above, such failure shall be deemed the approval by Buyer of such New Lease, budget and contract. Upon the approval or deemed approval of any such construction contract, if the work under such contract is not complete as of the Closing Date, such contract shall be treated for all purposes as an approved Operating Contract. If Buyer approves, or is deemed to have approved of, any New Lease, Leasing Costs incurred by Seller in connection therewith in an amount not to exceed the amount of such Leasing Costs approved or deemed approved by Buyer as provided herein, shall, if a Closing shall occur, be the obligation of Buyer, and to the extent that Seller has theretofore expended any sums for any of the foregoing, Buyer shall, subject to such limitation, reimburse Seller at Closing for the amount of any such sums expended. The term "Existing Leases" shall refer to all Leases other than the New Leases.

     (d) Seller shall not, without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer's sole discretion, enter into any contract which could bind Buyer or the Property after the Closing, except as set forth in (c) above and (e) below.

     (e) Seller shall not, without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer's sole discretion, sell, transfer, mortgage, pledge or subject the Property or any portion thereof to a lien or other encumbrance, and shall not cause to be placed or recorded any document affecting the title thereto, other than Notices of Lease for leases approved in accordance with (c) above, SNDAs, and an easement to Nynex for an existing cable (in form reasonably approved by Buyer).

     (f) Seller shall not apply any Security Deposits to the obligations of any tenant who is or may be in possession at the Closing.

     (g) Seller shall promptly notify Buyer of any casualty, any threatened condemnation or any violation of law or insurance policy of which Seller receives notice.

     (h) Seller will give Buyer prompt notice of the commencement prior to Closing of any litigation affecting the Property or any part thereof, or impairing Seller's right to sell the Property.

     ARTICLE 14. Apportionment of Taxes and Other Charges: (a) All normal and customarily proratable items, including without limitation, real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), collected rents and other income, and Operating Contract payments (under Operating Contracts assumed by Buyer), shall be prorated as of the Closing Date, Seller being charged and credited for all of the same relating to the period up to the Closing Date and Buyer being charged and credited for all of the same relating to the period on and after the Closing Date. Notwithstanding anything herein to the contrary, the first payments received by Buyer after Closing from the Government Services Administration shall be deemed payment for the month of Closing and Buyer shall immediately remit to Seller Seller's pro rata share. For purposes of all prorations, if the wire of the Fixed Purchase Price is not received by Seller by 11:00 a.m. PST on the date of Closing, the Closing Date shall be deemed to be the next business day. If the amount of any such item is not known at the time of the delivery of the deed, such item shall be apportioned on the basis of the comparable period of the prior year with a reapportionment within 90 days of the Closing Date or as soon thereafter as the amount of the item is actually determined. No proration shall be made in relation to delinquent rents, common area expense charges or tax payments (collectively, "Delinquent Rents") existing, if any, as of the Closing Date. To the extent that interim reimbursements of real estate taxes are made by tenants under the Leases and have been collected by Seller prior to the Closing, such payments may be retained by Seller without duty to account therefor to Buyer (unless such reimbursements are prepayments of amounts due and payable after the Closing in which event such amounts shall be remitted to Buyer at Closing) but no deduction shall be made from taxes allocable to Seller as aforesaid. To the extent that such reimbursement obligations are payable after Closing, Buyer agrees to use reasonable efforts to secure said reimbursements from the tenants (with no obligation, however, to incur any out-of-pocket costs with respect thereto) and as soon as the same are received by Buyer, said receipts shall be apportioned between Seller and Buyer so that Seller shall be entitled to the portion allocable to the period prior to Closing and Buyer shall be entitled to the balance. All street, drainage, betterment and like assessments assessed against the Premises prior to Closing, irrespective of when the same may become due, shall be paid by Seller at Closing. With respect to tax and operating expense charges to tenants, Buyer shall submit to Seller the year end calculations of readjustments prior to submitting the same to tenant. The calculations shall be subject to Seller's approval which shall not be unreasonably withheld or delayed.

     With respect to percentage rent payable under the Leases for any lease year ending prior to Closing, any and all percentage rent shall belong to Seller. To the extent that any such percentage rent is received by Buyer, Buyer shall promptly pay over the same to Seller. With respect to any lease year during which the Closing shall take place,

Seller shall be entitled to that portion thereof represented by multiplying such percentage rent by a fraction, the numerator of which is the number of days of such lease year occurring prior to Closing and the denominator of which is 365. Buyer shall be entitled to the balance thereof. Buyer agrees to use reasonable efforts to collect such percentage rent (with no obligation, however, to incur any out-of-pocket costs with respect thereto) and promptly after receipt thereof by Buyer, the same shall be allocated as aforesaid and paid to Seller.

     With respect to operating expenses payable by tenants under the Leases, to the extent that Seller has received as of the Closing payments allocable to a period subsequent to the Closing, same shall be properly prorated with an adjustment in favor of Buyer. With respect to any payments received by Buyer after the Closing allocable to a period prior to Closing, Buyer shall account therefor to Seller in the same manner as uncollected Rents. All amounts previously paid to Seller by tenants on account of reserves, marketing expenses or any other matter in connection with the operation and maintenance of the Property and not yet applied by Seller for the purposes for which the same were deposited, shall be credited against the Purchase Price.

     Further, any brokerage or leasing commissions due or which may become due (together with any other unpaid Leasing Costs) with respect to the Existing Leases for initial occupancy (excluding future expansions, extensions and brokerage commissions due on non-exercise by tenants of early termination options, which obligations shall be the liability of Buyer) shall be credited against the Purchase Price. The Leasing Costs incurred by Seller for New Leases shall be added to the Purchase Price, as provided in Article 13(c).

     Buyer shall pay Seller Delinquent Rent as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages until such time as the tenant is current in the payment of all rents accruing from and after the Closing. Buyer agrees to bill tenants of the Property for all Delinquent Rents and to take any additional reasonable actions requested by Seller to collect Delinquent Rents provided that Buyer shall not be obligated to incur any out-of-pocket third party expense in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for Delinquent Rent but Seller may not, subsequent to the date hereof, bring suit for possession of the premises occupied by such tenants. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration shall be made at the Closing with respect to utility bills. Otherwise a proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within thirty
(30) days after Closing or such later date as shall be necessary so that such readjustment may be based upon actual bills for such utilities. No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Buyer, except to the extent insurance premiums are included in Common Area expenses, in which event they shall be prorated as provided above. Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Buyer shall be obligated to make its own arrangements for deposits with the utility providers. Buyer shall receive a credit for all Security Deposits, free rent and other concessions or obligations to tenants on Existing Leases. The provisions of this Article 14 shall survive the Closing for a period of six (6) months, and in the event of any error in performing the prorations contemplated by this Agreement or if information becomes available subsequent to the Closing indicating that the prorations performed at Closing were not accurate the parties hereto shall be obligated to re-prorate the closing adjustments to correct such errors and to reflect such new information.

     (b) Seller shall prepare a detailed statement setting forth all closing adjustments and shall deliver same to Buyer (together with all supporting data) not less than five (5) business days prior to Closing.

     ARTICLE 15. Broker: (a) Each party represents hereby to the other that it dealt with no broker in the consummation of this Contract except for Spaulding and Slye Services Limited Partnership ("Broker") and each party shall indemnify and save the other harmless from and against any claim arising from the breach of such representation by the indemnifying party.

     (b) Any commission due Broker shall be paid by Seller, and Seller shall obtain and provide to Buyer a receipt for the commission due for the Fixed Purchase Price at Closing and if and when the Contingent Purchase Price is paid, a receipt for any commission due thereon or a statement that none is due.

     (c) The provisions of this Article 15 shall survive the Closing or termination of this Contract indefinitely.

     ARTICLE 16. Continuation and Survival of Representations, Warranties, Indemnifications and Covenants: All representations, warranties, indemnifications and covenants by the parties contained herein or made in writing pursuant to this Contract are intended to be and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall not survive the execution and delivery of this Contract and the delivery of the Deed and the transfer of title, except to the extent expressly provided in this Contract or in such writing.

     ARTICLE 17. Recording: It is agreed hereby that this Contract shall not be filed for recording with the Middlesex County Registry of Deeds or with any other governmental body.

     ARTICLE 18. Notices: Any notice or communication which may be or is required to be given pursuant to the terms of this Contract shall be in writing and shall be sent to the respective party at the address set forth in the first paragraph of this Contract, by hand, or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed, or to such other address as either party may designate by notice similarly sent. Notices shall be effective upon receipt or attempted delivery if delivery is refused or the party no longer receives deliveries at said address and no new address has been given to the other party pursuant to this paragraph. A copy of any notice to Buyer shall also be simultaneously sent to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110-3333, Attention: Michael J. Haroz, Esq. A copy of any notice to Seller shall also be simultaneously sent to Jones Lang Wootton Realty Advisors, 335 Madison Avenue, 7th Floor, New York, New York 10017, Attention: Joanne Douvas, Hill & Barlow, One International Place, Boston, Massachusetts 02110, Attention:
Elliot M. Surkin, Esq.; and Foster, Pepper & Shefelman, 1111 Third Avenue, 34th Floor, Seattle, Washington 98101, Attention: Gary Fluhrer, Esq..

     ARTICLE 19. Captions: The captions in this Contract are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Contract or any part hereof.

     ARTICLE 20. Successors and Assigns: (a) This Contract shall be binding upon the parties hereto and their respective successors and assigns.

     (b) Buyer may assign this Contract and the rights or benefits hereof including, without limitation, the benefit of the representations and warranties contained in Article 12 hereof, to any affiliate (or an entity directly or indirectly, controlling, controlled or under common control with Buyer) of Buyer either before or after the Closing, but no such assignment shall relieve Buyer of its obligations hereunder. For purposes hereof "control" means fifty percent (50%) or more of the beneficial interest in such entity.

     ARTICLE 21. Closing Costs: Except as herein specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in Burlington, Massachusetts. Except for the Exhibits attached hereto, each of Seller and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 5 hereof and for its own legal expenses. In any event, Buyer shall pay the cost of recording the Deed, title insurance, survey charges and the cost of its due diligence and Seller shall pay transfer taxes.

     ARTICLE 22. Governing Law: The laws of the Commonwealth of Massachusetts shall govern the validity, construction, enforcement and interpretation of this Contract.

     ARTICLE 23. Multiple Counterparts: This Contract may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Contract. In proving this Contract, it shall not be necessary to produce or account for more than one such counterpart.

     ARTICLE 24. Representations and Warranties of Buyer: Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

     (a) This Contract and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Buyer. This Contract and such documents are, or at the Closing will be, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

     (b) There are no proceedings pending or, to Buyer's knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Contract.

     (c) Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable counsel fees) arising out of any failure by Buyer, if the Closing occurs, to pay any Leasing Costs for New Leases and, to the extent the same are credited against the Purchase Price or otherwise are not Seller's obligations pursuant to Article 14, any Leasing Costs for Existing Leases. This indemnification shall survive the Closing or termination of this Contract indefinitely.

     ARTICLE 25. Post-Closing Obligations: (a) After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Contract, such cooperation shall be without additional cost or liability.

     (b) Within ten (10) days after the Closing, Seller and its managing agent shall vacate the space now occupied by such managing agent at the Property. During such period, Buyer and its representatives and agents shall also have access to such space and the books and records relating to the Property.

     (c) In order to comply with SEC regulations, Buyer may need the right prior to or subsequent to Closing, to conduct an audit of Seller's books and records for the Property in conformity with Section 3.14 of SEC Regulation SX for 1994, 1995 and/or for Seller's period of ownership in 1996. Seller hereby agrees to permit Buyer and Buyer's accountants access to such books and records (including those maintained by Seller's management agent for the Property) and to cooperate with Buyer, and to cause Seller's accountants and managing agent to cooperate with Buyer, at no cost to Seller, to enable such audit to be performed. Buyer agrees that no information disclosed in such audit will alter any obligation of Seller. The provisions of this Section 25(c) shall survive the Closing indefinitely.

     ARTICLE 26. Duties and Responsibilities of Escrow Agent: Except as otherwise specifically directed in this Contract, Escrow Agent shall deliver the Deposit (for purposes of this Article 26, the "Escrow") to Seller or Buyer promptly after receiving a joint notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives notice from Buyer or Seller that the party giving such notice is entitled to the Escrow, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall
(i) promptly give notice to the other party of Escrow Agent's receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fourteenth day after the giving of the notice referred to in clause (i) above, deliver the Escrow to the party claiming the right to receive it.

     In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Contract, it shall be entitled to take any one or more of the following courses of action:

     (a) Hold the Escrow as provided in this Contract and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Escrow, in which case Escrow Agent shall then disburse the Escrow in accordance with such direction;

     (b) In the event of litigation between Buyer and Seller, deliver the Escrow to the clerk of any court in which such litigation is pending; or

     (c) Deliver the Escrow to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

     Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Contract and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent's liability hereunder exceed the aggregate amount of the Escrow. Escrow Agent shall be under no obligation to take any legal action in connection with the Escrow or this Contract or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Contract, Buyer and Seller jointly indemnify and agree to hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith on its part and arising out of or in connection with its services under the terms of this Contract, including the cost and expense of defending itself against any claim of liability.

     Escrow Agent shall not be bound by any modification of this Contract unless the same is in writing and signed by Buyer, Seller and Escrow Agent. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Contract, to evidence compliance with this Contract or to assure itself that it is protected in acting hereunder.

     Escrow Agent shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for expenses incurred hereunder, which expenses shall be paid and borne equally by Buyer and Seller, unless such expenses are associated with litigation between Buyer and Seller, in which event they shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Contract solely for the purpose of consent to, and agreeing to be bound by the provisions of this
Article 26, and to the extent applicable to Escrow Agent, Article 3.

     ARTICLE 27. Joint and Several Liability. If more than one person or entity signs this Contract as Seller, each such person and entity shall be jointly and severally liable for the obligations of Seller hereunder.

     ARTICLE 28. Limitation on Liability. Buyer and each person dealing with Seller, or claiming any rights or interest herein or hereunder, agrees to look solely to the Property and the purchase price paid for the Property for satisfaction of any obligations or liability of Seller hereunder or otherwise arising from or in connection with the sale of the Property, and no trustee, beneficiary, owner, advisor, manager, employee, officer, director or agent of Seller shall have any personal liability hereunder or otherwise arising from or in connection with the sale of the Property. The acceptance of the Deed to the Property shall constitute full performance of all of Seller's obligations hereunder other than those obligations of Seller that by the express terms hereof are to survive the Closing for the period set forth herein. Notwithstanding the foregoing, or any other language to the contrary contained herein, nothing herein shall derogate from Buyer's right to seek an attachment for any claim it may have for breach of any surviving representation or warranty of Seller against the Contingent Purchase Price, if as and when the same becomes due.

     ARTICLE 29. Like Kind Exchange. Buyer may acquire this property as a part of a like kind exchange under Section 1031 of the Internal Revenue Code. Seller hereby agrees with Buyer that it will cooperate with Buyer in affecting such exchange provided Seller does not incur any costs in connection therewith, Seller's liability is not increased in any fashion thereby and Buyer's obligations hereunder remain the obligations of Beacon Properties, L.P.

     ARTICLE 30. Operating Partnership Units. Seller has advised Buyer of the desire of the holder of a 7 1/2 percent limited partnership interest in Seller to contribute his interest in the Property for limited partnership units (Units) in Buyer. Buyer agrees to negotiate in good faith to accomplish that contribution provided the consummation of the contribution does not extend or delay the Closing. Seller acknowledges that the issues to be discussed include, without limitation, the value of each Unit, redemption restrictions, registration rights, and in any case are subject to the contributor satisfying securities law requirements, including establishing the contributor as an "accredited investor".

     IN WITNESS WHEREOF, the parties hereto have executed this Contract as an instrument under seal as of the day and date first written above.

In the presence of                 SELLER:


____________________________    By:___________________________________
                                   Trustee as aforesaid of the trusts
                                   listed on Exhibit Q, for himself and his
                                   co-trustees and not individually

____________________________    NEW ENGLAND EXECUTIVE PARK LIMITED
                                PARTNERSHIP, a Delaware Limited Partnership

                                By: WASHNEEP LIMITED PARTNERSHIP, a
                                    Washington limited partnership, its
                                    general partner

                                    By: WSIB HOLDINGS, INC., a
                                        Delaware corporation, its general
                                        partner

                                    By: ________________________

                                 BUYER;

                                 BEACON PROPERTIES, L.P.

                                 By: Beacon Properties Corporation

_______________________________  By: ___________________________

                                 ESCROW AGENT

                                 COMMONWEALTH LAND TITLE INSURANCE COMPANY

                                 By: _________________________________


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